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[DRESSER LOGO]  DRESSER, INC.
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                15455 DALLAS PARKWAY, SUITE 1100 - ADDISON, TEXAS  75001 -
                PHONE 972/361-9933 - FAX 972/361.9929



                  DRESSER, INC. ANNOUNCES PROPOSED $200 MILLION
                       SENIOR SUBORDINATED NOTES OFFERING


DALLAS (March XX, 2002) - Dresser, Inc. today announced that it intends to offer $200 million of senior subordinated notes in a private placement. The notes will be an add-on issuance under the indenture relating to its existing 93/8% Senior Subordinated Notes due 2011. The net proceeds of the offering will be used to repay a portion of outstanding term loans under its credit facility.

The notes being sold by Dresser will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The notes are being offered only to qualified institutional buyers under Rule 144A and outside the United States in compliance with Regulation S under the Securities Act.

This news release does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute and offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Headquartered in Dallas, Texas, Dresser, Inc. is a worldwide leader in the design, manufacture and marketing of highly engineered equipment and services sold primarily to customers in the flow control, measurement, and power systems segments of the energy industry. Dresser has a widely distributed global presence, with over 8,500 employees and a sales presence in over 100 countries worldwide. The company's website can be accessed at www.dresser.com.

SAFE HARBOR STATEMENT:

The matters described in this press release include forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual results may differ materially from those described in forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors not under the control of the Company, which can affect the Company's results of operations, liquidity or financial condition. Such factors may include overall demand for, and pricing of, the Company's products; the size and timing of orders; changes in the price and demand for oil and natural gas in both domestic and international markets; conditions in the general manufacturing economy; political and social issues affecting the countries in which the Company does business; fluctuations in currency markets worldwide; and variations in global economic activity. In particular, current and projected oil and natural gas prices as well as demand for energy directly affect some customers' spending levels and their related purchases of many of the Company's products and services.

Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company's future performance. Additionally, the Company is not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations.
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DRESSER, INC. ANNOUNCES PRICING OF SENIOR SUBORDINATED DEBT OFFERING           2



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COMPANY CONTACT:                                     MEDIA CONTACT:
         STEWART YEE                                          DON KING
         DIRECTOR OF CORPORATE COMMUNICATIONS                 BATES CHURCHILL INVESTOR RELATIONS
         (972) 361-9933                                       (713) 267-7280
stewart.yee@dresser.com                              dking@batesww.com
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